Investor Contact:
Jody Burfening / Chris Witty
Lippert/Heilshorn & Associates, Inc.
(212) 201-6609
cwitty@lhai.com


FOR IMMEDIATE RELEASE

            MSGI LAUNCHES SUBWAY SURVEILLANCE PILOT PROGRAM FOR NYPD


NEW YORK, NY, September 23, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI), a leading provider of proprietary security products and services, today announced that it has begun to install a subway video surveillance system as part of a pilot program for the New York City Police Department (NYPD). The program features covert wireless video surveillance engineered by MSGI to observe criminal activity underground.

Multiple subway locations in the Borough of Manhattan will be monitored over the course of the next 60 days, based on historical crime statistics, and the NYPD will also use the new system as a counter-terrorism tool in high profile areas. MSGI's secure, covert technology has already been deployed in three undisclosed subway locations - leading to two arrests within the first hour of operation.

Jeremy Barbera, chairman and CEO of MSGI, commented, "This program builds upon MSGI's success in deploying encrypted video surveillance systems for the U.S. Department of Homeland Security and law enforcement agencies. To meet the needs of the NYPD, MSGI designed a rapidly-deployable, mobile video surveillance system that can be easily installed and utilized within an underground environment. Our SafetyWatchTM software seamlessly controls the IP-based technology platform, and the surveillance video is viewable in real-time both above and below ground. MSGI's technology and customized systems offer leading-edge, secure, surveillance solutions for a multitude of applications, which we believe will be of interest to a wide array of law enforcement agencies."

The NYPD system utilizes advanced surveillance technology engineered by Innalogic, an MSGI operating company.

About MSGI Security Solutions, Inc.
MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.